Exhibit 16.1

October 28, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by SAB Biotherapeutics, Inc. (formerly Big Cypress Acquisition Corp.), under Item 4.01 of its Form 8-K filed October 28, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 28, 2021, with the effective dismissal date of November 15, 2021. We are not in a position to agree or disagree with other statements of SAB Biotherapeutics, Inc. (formerly Big Cypress Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP
Marcum LLP